Exhibit 10.7

MATRIX CORNER | HOWICK CLOSE | WATERFALL PARK | MIDRAND

PO BOX 12326 | VORNA VALLEY | 1686 | GAUTENG

TEL +27 11 654 8000 | FAX: +27 11 805 7495

31st March 2008

Charles Tasker

9 Van Gogh Road

Spanish Farm

Somerset West

7130

Dear Charles,

Letter of appointment

1.	INTRODUCTION

I am pleased to confirm in writing your appointment as:

a)	Managing Director of MiX Telematics International (Pty) Ltd, and;

b)	Executive Director of TeliMatrix Limited.

I would like to take this opportunity to wish you a belated welcome to our board.

Please read the entire document and sign as an acceptance of its contents and return a copy to me, alternatively please contact me with any queries you may have.

2.	APPOINTMENT

Your role as Managing Director of OmniBridge (Pty) Ltd is likely to continue to require extensive international travel but your home base is at OmniBridge’s premises in Stellenbosch. Given that TeliMatrix acquired OmniBridge from the CI Group and you were previously employed by OmniBridge, your service will be seen as continuous and will be recognised as such by TeliMatrix.

3.	DURATION

Either party may terminate this appointment by giving 3 (three) calendar months’ written notice to the other but such notice may not be given prior to the 1st July 2010 (other than for reasons of gross misconduct or non-performance as per clause 16).

4.	DUTIES OF EMPLOYEE

It is expected that for the duration of your employment you would:

4.1.	report directly to me, the Group Managing Director & CEO;

4.2.	perform the general duties of Divisional Managing Director and Executive Director as may from time to time be determined and endeavour to protect and promote the business and interests of the Company and to preserve its reputation and goodwill;

TELIMATRIX LIMITED | REGISTRATION NUMBER 1995/013858/06

DIRECTORS: SR BRUYNS (CHAIRMAN) | SB JOSELOWITZ (CEO) | R BOTHA | TE BUZER | RA FREW | R FRIEDMAN | A PATEL | HG SCOTT | CWR TASKER

COMPANY SECRETARY: PROBITY

4.3.	fulfil this appointment as your full time occupation and not, without my, or my successor’s, prior written consent, engage in any activities for remuneration outside the scope of your employment with the Company;

4.4.	be prepared to work for or within a subsidiary on similar terms and conditions as contained in this letter, provided that being required or offered work within a subsidiary on financial terms less beneficial than those contained in this agreement shall be deemed to constitute an immediate constructive dismissal.

5.	REMUNERATION AND BENEFITS

Your total package will consist of three components:

5.1.	Monthly salary

5.2.	Annual Performance Bonus

5.3.	Share option scheme

At your seniority, all reviews of your package will be subject to approval by the Group’s remuneration committee.

5.1.	Salary

5.1.1.

To afford you maximum flexibility and to keep administration to a minimum your package will be based on a total cost to company and your monthly remuneration will be R 133,500.00 (One hundred and thirty three thousand, five hundred rands only) with effect from the 1st April 2008.

5.1.2.	Salaries are paid by the last day of each month (or on an earlier day in the month, at the company’s discretion) by way of a direct transfer into your nominated bank account.

5.1.3.	Your salary will be subject to review by me and the Group’s remuneration committee at least once a year and any adjustment will generally be effective on the 1st April.

5.1.4.	Deductions

5.1.4.1.	The Company shall deduct from your salary any garnishee orders and any other amounts required by law to be deducted from your salary.

5.1.4.2.	The Company will also withhold PAYE tax from your salary and pay same over to the Receiver of Revenue.

5.1.4.3.	Other statutory deductions, as required to be deducted and paid over, will be deductible from your salary, including but not limited to Retirement Fund and Medical Aid contributions as stipulated from time to time.

5.1.4.4.	You, by signature hereto, hereby irrevocably authorise the Company in writing to effect the deductions as contemplated.

5.1.4.5.	On termination of your employment with the Company, you, to the extent allowed by law, by signature hereto, hereby irrevocably authorise the Company in writing to deduct any amount owing by you to the Company from any amount owing by the Company to you at termination date.

5.1.4.6.	Should indebtedness to the Company on the part of yourself become known after the termination of your employment, the Company reserves the right to claim such indebtedness back from you taking whatever action is otherwise necessary to recoup such indebtedness from you, with any costs being incurred in such recovery being for your account.

5.2.	Annual Performance Bonus

5.2.1.	All group executives will form part of the group performance bonus programme. The group remuneration committee will evaluate both the Group’s and each individual Executive’s performance typically on a bi-annual basis and bonus awards will be made accordingly. Any and all bonuses will be awarded entirely at the discretion of the Remuneration Committee.

5.2.2.

The bonus program period will run in line with the Group’s financial year, which is currently 1st April to the end of March and the evaluation periods will generally follow the availability of half-year and full-year results.

5.3.	Share Scheme

You will be entitled to share options in TeliMatrix as per the rules of TeliMatrix’s share scheme and as determined by the Board. It will be a condition of the scheme that you sign the attached Restraint of Trade.

6.	Other Benefits

6.1.	Travel

It is a condition of the employment that you are in possession of a roadworthy private motor vehicle for business use. A travel allowance which is included in your monthly remuneration package referred to in clause 5.1.1, is paid for the business use of your private motor vehicle including leasing, maintenance, insurance and other motor vehicle travel expenses within one hundred kilometres of Stellenbosch.

The company will provide at its cost adequate travel and medical insurance for overseas travel.

6.2.	Cell Phone, 3G card, wireless roaming and ADSL

Your current cell phone, 3G, wireless roaming and ADSL accounts contract/s will continue at the Company’s expense.

6.3.	Expense Reimbursement

You will be timeously reimbursed without deduction for all out-of-pocket expenses (hotel, travel, entertainment and other similar items) reasonably and properly incurred by you in the performance your duties, subject to the production of satisfactory evidence of expenditure and in accordance with the Company’s expenses policy from time to time in force. All international airline travel will be in business class on any major commercial airline of the company’s choice.

7.	Hours of Work

As a senior executive you are required to work whatever hours are necessary and reasonable.

8.	Retirement Fund

8.1.	You may join the nominated Group Retirement Fund as specified by the company, or an alternate Retirement Fund and will be bound by the rules of the Fund. The company will arrange deductions from your salary applicable to the relevant fund.

8.2.	Should you choose to join the nominated fund, you undertake to make yourself aware of the terms and conditions of the Rules of the Fund and such terms and conditions are available upon request from the Group Human Resources Manager or nominee.

9.	Medical Aid

9.1.	All Employees may elect to join the Company’s Nominated Medical Aid scheme which is currently Discovery Health. The company will arrange deductions from your salary applicable to the relevant Scheme.

9.2.	You, upon election to join such Scheme, will be bound by the rules of the applicable Scheme as notified from time to time.

9.3.	You undertake to acquaint yourself with the Rules of the applicable Scheme. Rules are available upon request from the Group Human Resources Manager or nominee.

9.4.	Any schemes available reserve the right to determine eligibility of the Scheme and the Employer cannot guarantee that membership of any scheme will be permitted without certain conditions being applied upon individual members, nor can it guarantee that the Scheme will admit membership. The final decision to admit any member rests with the Scheme concerned.

9.5.	If you retire in the employ of the Company, then you may opt to continue membership of the medical aid. The Company does not subsidise pensioner medical aid and contributions payable at that time will be for your account.

10.	LEAVE

10.1.	You shall be entitled to leave that you may deem satisfactory.

10.2.	Leave must be requested in writing and approved in advance by the Group Managing Director.

10.3.	No compensation will be paid for any leave not taken.

11.	SICK LEAVE/ABSENCE WITHOUT AUTHORISED LEAVE

11.1.	You are obliged to advise the Company, as soon as practically possible, either personally or through a third person, of the fact that you are unable to attend work due to illness and you are obliged to provide an estimate of the duration for which you will be away from work.

11.2.	Absences for reasons other than sick leave, which are unexpected, are to be treated in the same way as sick leave. Where applicable, the Employer may request reasonable documentary evidence of the requirement to be away from work on an urgent basis and such evidence may not be unreasonably withheld by you.

12.	RESTRAINT OF TRADE

See attached document.

13.	CONFIDENTIALITY

13.1.	You agree that you will at all times during your employment with the Company, and subsequent thereto, keep confidential and not divulge to any third person or entity or use for any purpose (whether for your own financial benefit or the Company’s financial detriment) any of the confidential information of the Company, including but not limited to its financial business, customers or transactions and any other proprietary and/or confidential information (“Confidential Data”) belonging to the Company or to any other person or entity doing business with the Company, including its associates or subsidiaries.

13.2.	Upon the termination of this agreement, you shall return to the Company all Confidential Data in your possession or under your control, including all copies and notes, memoranda or other materials in your possession, which embody or record any of the Confidential Data.

13.3.	The provisions of this clause shall not apply to any Confidential Data, which may come into the Public Domain without any fault of yours.

13.4.	The provisions of this clause shall survive the termination of this agreement.

14.	TRADE SECRETS AND INDUSTRIAL COPYRIGHT

14.1.	You agree that any patent or copyright or trademark or any other intellectual property to any work that you might be entitled arising out of your employment or devolving on you during the period that you are employed by the Company or any of its associates or subsidiaries, shall automatically be transferred and become the property of the Company, and the Company will enjoy all right, title and interest in such patent or copyright or trademark or any other intellectual property.

14.2.	You undertake to do all things to effect (and refrain from doing anything that will prevent) the transfer of ownership of the patent or copyright or trademark or other intellectual property of the Company.

15.	PATENTS, INVENTIONS AND IMPROVEMENTS

15.1.	You must disclose to the Company all inventions and improvements which you make during your employment by the Company or within six months after the termination of such employment, that may be within the existing or contemplated scope of the Company’s business or that of its subsidiaries and associates.

15.2.	You cede all rights relating to such inventions and improvements including patents in the Republic of South Africa and any other countries. Employees also agree to execute any papers necessary to give effect to the above.

16.	TERMINATION

16.1.	Misconduct

Your employment may be terminated at any time, either summarily or on notice by the Company after a fair procedure establishes that you are guilty of any gross misconduct or substantial non-performance or you have committed a breach of a material obligation under this agreement which is incompatible with a continued employment relationship, or if you are found guilty by any lawful authority of any act which would, at common law or in terms of any applicable statute, entitle the Company to terminate your employment. You shall be bound by the Company’s Disciplinary Code and Procedure as outlined in the Group Employee Handbook or, where unwritten, an accepted principle, or any written directives from time to time.

16.2.	Incapacity, Incompetence and Operational Reasons

16.2.1	Subject as below, the Company shall be entitled to terminate this agreement and your employment should you consistently perform poorly, or become incapacitated and be unable to perform, provided that a fair procedure is followed in such termination decision.

16.2.3

In the event that the Company terminates this agreement and your employment pursuant to the prevailing laws and Code of Good practice of the Labour Relations Act 66 of 1995, for operational reasons, on or before the 1st July 2010 (“Minimum Appointment Date”), the Company shall remunerate you all compensation (including all benefits referred to in this agreement) to which you are entitled under this agreement up to and including the 30th September 2010.

16.2.4	All remunerations and benefits referred to in this clause 16.2 shall be paid or provided, as the case may be, without any withholdings (other than as required by statute) or discounting of any nature.

17.	MISCELLANEOUS

17.1.	Notices and Domicilia

17.1.1.	All notices to be given in terms of this agreement shall be in writing and shall be delivered by hand to the Employer and/or you at the work place applicable at the time of such delivery and by hand or by registered prepaid post (which includes telegraphic service), where the parties are not in attendance at the work place, to:

You at:

9 Van Gogh Road

Spanish Farm

Somerset West

7130

The Employer at:

10th Floor, Twin Towers East

Sandton City

Fifth Street

Sandown

2146

Tel (011) 654 8000

Fax (011) 805 7495

which physical addresses the parties select as their domicilium citandi et executandi.

17.1.2.	Either party shall be entitled at any time to change its domicilium to any other physical address within the Republic of South Africa or elsewhere; provided that such change shall take effect upon delivery or deemed delivery of notice thereof to the other party.

17.1.3.	Any notice shall, if delivered by hand during normal business hours to the person apparently in charge of the premises selected by the addressee for the delivery of notice, be deemed to have been received on the date of delivery (including telegraphic notices) and if sent by prepaid registered post, be deemed to have been received 14 consecutive days after posting.

17.1.4.	Notwithstanding the above notice actually received by the party to whom it is addressed shall be adequate notice to it.

17.2.	Entire Contract

This agreement contains all the express provisions agreed on by the parties with regard to the subject matter of the agreement and the parties renounce the right to rely on any alleged express provision not contained in the agreement or incorporated by reference.

17.3.	Indulgences

No indulgence granted by a party shall constitute a renouncement or abandonment of any of that party’s rights under this agreement; accordingly, that party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other party, which may have arisen in the past or may arise in the future.

18.	VARIATION

It is agreed that the Company reserves the right to vary any and/or all of the terms and conditions of employment, rules and regulations, codes and procedures from time to time, after due consultation with the affected parties as required from time to time.

Sincerely

For TELIMATRIX LIMITED

S. JOSELOWITZ
Group Managing Director

I, Charles Tasker, acknowledge that I know and understand the contents of this agreement and that I have made myself aware of all the policies and procedures that apply by reference to this agreement and I hold myself bound to the terms, conditions, policies and procedures applicable.

	Stellenbosch	29 July 2008

SIGNATURE	PLACE	DATE

Appendix A

RESTRAINT OF TRADE

1.1	The following words shall have the meanings ascribed to them and cognate expressions shall have a similar meaning -

1.1.1	“the restrainee”	-	as defined in annexure B;

1.1.2	“the Company’’	-	MiX Telematics Limited (Reg.No.1995/013858/06);

1.1.3	“the prescribed areas”	-	the area of each province of the Republic of South Africa and any country in which a business defined in 1.1.4 below is conducted at a time when the applicable restrainee leaves the employ of a proprietor as defined in 1.1.5 below;

1.1.4	“business”	-	each and every business conducted by the Company and each and every business conducted by each and every subsidiary of the Company as at the date when the applicable restrainee ceases to be an employee of the Company ;

1.1.5	“proprietor”	-	The Company or any subsidiary of the Company, as the case may be;

1.2	It is recorded that in the course of the restrainee’s involvement with the business prior to his ceasing to be employed by a proprietor, he-

1.2.1	will have acquired considerable know-how in and learnt of proprietary techniques relating to such business;

1.2.2	will have had access to the names of partners, customers, suppliers and consultants with whom each proprietor did business whether embodied in written form or otherwise;

1.2.3	generally will have had the opportunity of learning and acquiring the trade secrets, business connections and other confidential information appertaining to each such business.

1.3	It is acknowledged that by virtue of the restrainee’s position in the business the only effective and reasonable manner in which the relevant proprietor’s rights in respect can be protected is the restraint imposed upon the restrainee in terms of this agreement. In exchange for the imposition of this restraint the company undertakes to include the restrainee as a participant in the Company’s share incentive scheme.

1.4

The restrainee does hereby undertake to the Company that he shall not, for the period set- out in the attached annexure B after leaving the employ of a proprietor without taking up employment with another proprietor, whether as owner, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary or a trust or otherwise and whether for reward or not, directly or indirectly, carry on or be interested or engaged in or concerned with or employed by any juristic person, firm, undertaking or concern carried on in the prescribed areas which was competing with a business or tendering for work in direct competition with a business or was party to any contract with the proprietor of any business any subsidiary or associate thereof or was in the habit of doing business with the proprietor of any business or any subsidiary or associate thereof as at the date of his so ceasing to be employed, provided that the restrainee shall not be deemed to have breached this undertaking by reason of his holding shares in any juristic person which are listed on a recognised stock exchange if the shares owned by -

1.4.1	him;

1.4.2	his ascendants and descendants;

1.4.3	his spouse;

1.4.4	any person related to him or his spouse within the third degree of consanguinity;

1.4.5	any trust created primarily for the benefit of one or more of the persons referred to in 1.4.1 to 1.4.3 above;

and

1.4.6	any juristic person effectively controlled by one or more of the persons and trusts referred to in 1.4.1 to 1.4.5;

do not in the aggregate constitute more than 5% of any class of the issued share capital of such juristic person.

1.5	The restrainee hereby separately undertakes that neither he nor any juristic person, firm, undertaking or concern in or by which he is directly or indirectly interested or employed will, within the period set out in annexure A, after he ceases to be employed by a proprietor, and without being employed by another proprietor, and whether for reward or not, directly or indirectly -

1.5.1	encourage or entice or persuade or induce any employee of the Company or any subsidiary or associate thereof engaged in a business to terminate his employment; or

1.5.2	furnish any information or advice to any employee employed by the Company or any subsidiary or associate thereof engaged in a business or to any prospective employer of such employee or use any other means which are directly or indirectly intended or likely to persuade such person to be in any way interested in or associated with any company, close corporation, firm, undertaking or concern other than the Company or any subsidiary or associate thereof; or

1.5.3

furnish any information or advice (whether oral or written) to any person with whom the Company or any subsidiary or associate thereof does business that the restrainee intends to or will (whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative or otherwise) directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in the prescribed areas which competes with a business at the closing date or will compete with a business during the 365 days succeeding the date he ceases to be an employee of a proprietor without his becoming the employee of another proprietor; or

1.5.4	furnish any information or advice (whether oral or written) to any person doing business with the Company or any subsidiary or associate thereof or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such person terminating his association with the Company or any subsidiary or associate thereof concerning a business and/or transferring his business concerning a business to any person other than the Company or any subsidiary or associate thereof concerning a business, or attempt to do so.

1.6	Each of the undertakings set out in this agreement are severable inter alia as to -

1.6.1	nature of interest, act or activity;

1.6.2	the area and period of the restraint;

and are acknowledged to be reasonably required for the protection of the Company and its subsidiaries and to be generally fair and reasonable.

Signed at Stellenbosch on this 10th day of November 2011

Restrainee

Signed at Cape Town on this 10th day of November 2011.

For and on behalf of the Company

Annexure B

Restrainee: Charles Tasker (Id No: 6308095097086)

Restraint Period: 24 (Twenty Four) Months